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                                     FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

|_|Check this box if no longer subject
   to Section 16.  Form 4 or Form 5
   obligations may continue.  See
   Instruction 1(b).


        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)


1.  Name and Address of Reporting Person*   2.  Issuer Name and Ticker  or Trading Symbol   5.  Relationship of Reporting Person(s)
                                                                                               to Issuer
                                                                                            (Check all applicable)
   Schofield     Chris                         DIGITAL POWER CORPORATION (AMEX:DPW)          X   Director          10% Owner
     (Last)     (First)    (Middle)                                                          ___  Director         Other
                                                                                             __  Officer           (specify below)
                                                                                            (give title below)

  14 Sinnels Field Shipton-under-Wychwood   3.    Statement for Month/Y4.r   If Amendment, Date of
               (Street)                                     9/98                                     Original (Month/Year)

                                                                                                                         --------
                                                                        6.  Individual or Joint/Group Filing (Check Applicable Line)

Chipping NortonOxfordshire  OX 7     6EJ           ENGLAND                               X    Form filed by one Reporting Person
                                                                                       -----
                                                                                                Form filed by More than One
                                                                                                 Reporting Person
------------------------------------------------------------------------------------------------------------------------------
(City)                (State)               (Zip)

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

                       TABLE I - NON-DERIVATIVE SECURITIES
                  ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

-------------------------------------------------------------------------------------------------------------------------------

1. Title of Security 2. Transaction  3. Transaction  4. Securities      5. Amount of     6. Ownership        Name of Indirect
                        Date         Code (Instr.8.) Acquired (A)       Securities       Form: Direct        Beneficial Ownership
                                                     or Disposed        Beneficially     (D) or Indirect     (Instr. 4)
                                                     of (D)             Owned at End of  (I) (Instr. 4)
                                                                        Month (Inst. 3
                                                                        and 4)
-------------------------------------------------------------------------------------------------------------------------------
                                      Code  V       Amount(A)or(D)Price
-------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK       9/4/98              P            4,000  A     $1.80
COMMON STOCK       9/17/98             P            5,000  A     $2.25  9,000              D



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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 4(b)(v).



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   FORM 4 (continued) TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
    OR BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)


1.Title  2.Conversion  3.Transaction  4.Transaction 5.Number of  6.Date      7.Title and  8.Price   9.Number  10.Ownership Nature
   of    or Exercise   Date (Mo./Day/ Code          Derivitive   Exercisable Amount of    of         of         Form of     of
         of Derivitive Year)          (Instr. 8)    Securities   and         Underlying   Derivitive Derivitive Derivitive Indirect
         Security                                   Aquired (A)  Expiration  Securities   Security  Securities  Security:  Benefici
                                                    or Disposed  Date (Mo./  (Instr. 3   (Instr. 5) Beneficially Direct(D) al Own
                                                    of (D)(Instr. Day/yr.)   and 4)                 Owned at End or        ship.
                                                    3, 4, and 5)                                    of Month     Indirect  (Instr.
                                                                                                    (Instr. 4)   (I)       4)
                                                                                                       (Instr.4)
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                                                                 Date  Expir-       Number of
                                       Code V      (A)     (D)   Exer- ation   Title Shares
                                                                 siable Date
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==================================================================================================================================

Explanation of Responses:







**Intentional misstatements or omissions of
facts constitute Federal Criminal
Violation                                  /S/CHRIS SCHOFIELD
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).  -------------------
                                           Chris Schofield
                                           **Signature of         10/12/98
                                           Reporting Person       Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.